Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS INCREASED REVENUE, EARNINGS

AND MARGINS FOR FOURTH QUARTER AND FULL YEAR 2010

•	Full year Adjusted EBITDA increased 69% to $410 million, excluding certain items.

•	Full year pretax income increased to $158 million, excluding certain items, and $72 million on a reported basis.

Parsippany, N.J., February 16, 2011 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its fourth quarter and full year ended December 31, 2010. The Company reported full year revenue of $5.2 billion, an increase of 1% compared with 2009. Excluding certain items, Adjusted EBITDA increased 69% to $410 million and pretax income increased to $158 million. Reported pretax income, which includes debt extinguishment costs, was $72 million. All three of the Company’s operating segments reported significant growth in Adjusted EBITDA in 2010, and the Company’s Adjusted EBITDA margin expanded by 320 basis points compared to the prior year, excluding certain items.

For the fourth quarter, the Company reported revenue of $1.2 billion, a 6% increase compared with the prior year fourth quarter. Excluding certain items, Adjusted EBITDA was $54 million compared with $14 million in fourth quarter 2009, with margins expanding by 320 basis points. The Company reported a pretax loss of $35 million in the traditionally slower fourth quarter compared with a pretax loss of $88 million in fourth quarter 2009.

“We delivered strong earnings growth in 2010 as a result of the strength of our customer value proposition, the rebound in commercial and leisure travel demand, and our vigilant focus on cost containment,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Our momentum accelerated in the back half of the year resulting in our full year 2010 Adjusted EBITDA equaling pre-recession levels, despite revenue that was $800 million lower. As we move into 2011, we look to invest in initiatives that will allow us to continue to grow revenue, earnings and margins.”

Executive Summary

Revenue increased 6% in fourth quarter 2010 compared to fourth quarter 2009 primarily due to a 7% increase in rental day volume, partially offset by 2% lower pricing. Ancillary revenues, excluding gas and customer recoveries, grew 10%. Fourth quarter Adjusted EBITDA more than tripled to $54 million, excluding certain items, with margins improving by 320 basis points. The increase in margin was primarily due to a 12% decline in per-unit fleet costs, lower vehicle financing costs and incremental savings from our cost-saving initiatives.

Full year revenue increased 1% year-over-year due to a 1% increase in average daily rate and an 6% increase in ancillary revenues excluding gas and customer recoveries, partially offset by a 2% decrease in volume. Full year Adjusted EBITDA margin improved 320 basis points, excluding certain items. The increase in margin was primarily due to a 9% decline in per-unit fleet costs and a 60 basis point improvement in direct operating expenses as a percentage of revenue.

Business Segment Discussion

The following discussion of fourth quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2010	2009	% change
Revenue	$905	$867	4%
Adjusted EBITDA	$20	$(20)	NA

Revenue increased 4% primarily due to a 7% increase in volume, partially offset by a 3% year-over-year decline in pricing. The decline in pricing reflects difficult comparisons with the prior year’s fourth quarter, when our average daily rate increased 9%. Adjusted EBITDA increased $40 million driven by a 16% decrease in per-unit fleet costs, 5% growth in ancillary revenues on a per-rental-day basis, and our cost-saving initiatives. Adjusted EBITDA includes $2 million of restructuring costs in fourth quarter 2010 compared with $4 million in fourth quarter 2009.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2010	2009	% change
Revenue	$235	$211	11%
Adjusted EBITDA	$32	$33	(3)%

Revenue increased 11% primarily due to a 7% increase in rental days and a 4% increase in pricing; excluding foreign-exchange effects, average daily rate declined 2%. The decline in average daily rate reflects difficult comparisons with the prior year’s fourth quarter, when average daily rate increased 10%, excluding foreign-exchange effects. Excluding exchange-rate effects, Adjusted EBITDA increased slightly. Adjusted EBITDA includes $1 million of restructuring costs in fourth quarter 2009.

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Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2010	2009	% change
Revenue	$85	$81	5%
Adjusted EBITDA	$3	$1	200%

Truck rental revenue increased 5% primarily due to a 13% increase in rental days and a 4% decline in pricing. The decline in pricing was primarily due to strong growth in commercial rentals, which have a lower rate and longer length of rental than local consumer and one-way rentals. Adjusted EBITDA improved primarily as a result of increased revenue and increased vehicle utilization.

Other Items

•

Potential Acquisition of Dollar Thrifty - The Company continues to pursue the acquisition of Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), the fourth largest car rental company in the United States. Avis Budget Group and Dollar Thrifty have been working together to obtain antitrust clearance for the proposed acquisition. In the fourth quarter, we incurred $15 million of expense related to this potential transaction, including approximately $8 million of acquisition-related interest expense.

•

Corporate Debt - In the fourth quarter, the Company issued $600 million of corporate debt securities due 2019, redeemed $175 million of corporate debt securities due 2014, and repaid $52 million of term loan borrowings and associated swaps. The remaining $349 million of proceeds from the fourth quarter debt offerings will be used either to help fund the acquisition of Dollar Thrifty or to repay additional corporate debt. Interest expense on such debt, the proceeds of which have not been deployed, is excluded in calculating income excluding certain items. The Company’s year-end cash balance was more than $900 million.

•

Annual Stockholders Meeting - We have scheduled our 2011 Annual Meeting of Stockholders for May 20, 2011 in Wilmington, Del. Stockholders of record as of the close of business on March 24, 2011 will be entitled to vote at the annual meeting.

Outlook

Avis Budget generally does not provide projections of volume, price, revenue or income. The Company does expect that its car rental fleet size will move in tandem with rental day volume, which will result in year-over-year utilization comparisons remaining fairly steady. The Company estimates its per-unit domestic vehicle depreciation costs will be consistent with, and possibly lower than, its prior-year costs. In addition, the Company expects that no single manufacturer will account for more than approximately 30% of its U.S. rental car fleet, and that vehicles obtained under manufacturer repurchase programs will continue to represent approximately half of its average vehicle fleet.

The Company is continuing its efforts to reduce costs and enhance productivity and expects that such initiatives will provide $45-55 million of incremental savings in 2011 compared to 2010, bringing the annual savings from the Company’s actions since 2008 to more than $550 million. The Company also expects that its effective tax rate in 2011 will be approximately 38-40%.

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Investor Conference Call

Avis Budget Group will host a conference call to discuss fourth quarter results on February 17, 2011, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 12:00 p.m. (ET) on February 17 until 8:00 p.m. (ET) on February 24 at (402) 998-1544, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group is a leading vehicle rental operator in the United States, Canada, Australia, New Zealand and certain other regions through its Avis and Budget brands. The Company also licenses its vehicle rental brands in more than 100 countries, enabling Avis and Budget to serve commercial and leisure travelers throughout the world. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 21,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, our potential acquisition of Dollar Thrifty, and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the ability, terms, and timing to consummate the potential transaction between the Company and Dollar Thrifty and the ability and timing to obtain regulatory approvals and financing (and any conditions thereto), the Company’s ability to promptly and effectively integrate the businesses of Dollar Thrifty and Avis Budget, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, lower-than-anticipated airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated

4

with its borrowings, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2009 and Avis Budget Group’s Quarterly Report on Form 10-Q for the three months ended September 30, 2010, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

5

Exhibit 99.1

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Income Statement Items
Net revenues	$1,226	$1,160	6%	$5,185	$5,131	1%
Income (loss) before income taxes	(35)	(88)	*	72	(77)	*
Net income (loss)	(24)	(49)	*	54	(47)	*
Earnings (loss) per share - Diluted	(0.23)	(0.47)	*	0.49	(0.46)	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,226	$1,160	6%	$5,185	$5,131	1%
Income (loss) before income taxes	(6)	(51)	*	158	(6)	*
Net income (loss)	(6)	(27)	*	107	(4)	*
Earnings (loss) per share - Diluted	(0.06)	(0.25)	*	0.90	(0.04)	*

	As of December 31,
	2010	2009
Balance Sheet Items
Cash and cash equivalents	$911	$482
Vehicles, net	6,422	5,967
Debt under vehicle programs	4,515	4,374
Corporate debt	2,502	2,131
Stockholders’ equity	410	222

Segment Results
	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Net Revenues
Domestic Car Rental	$905	$867	4%	$3,893	$3,967	(2%)
International Car Rental	235	211	11%	922	808	14%
Truck Rental	85	81	5%	367	354	4%
Corporate and Other	1	1	*	3	2	*

Total Company	$1,226	$1,160	6%	$5,185	$5,131	1%

Adjusted EBITDA (B)
Domestic Car Rental	$20	$(20)	*	$225	$108	108%
International Car Rental	32	33	(3%)	155	126	23%
Truck Rental	3	1	200%	34	13	162%
Corporate and Other	(10)	(5)	*	(30)	(42)	*

Total Company	$45	$9	*	$384	$205	87%

Reconciliation of Adjusted EBITDA to Pretax Income (loss)
Total Company Adjusted EBITDA	$45	$9		$384	$205
Less: Non-vehicle related depreciation and amortization	20	24		90	96
Interest expense related to corporate debt, net
Interest expense	48	41		170	153
Early extinguishment of debt	12	—		52	—
Impairment	—	32		—	33

Income (loss) before income taxes	$(35)	$(88)	*	$72	$(77)	*

*	Not meaningful.
(A)	During the three months and year ended December 31, 2010, we recorded certain items of $29 million and $86 million. For the three months ended December 31, 2010, these items consisted of (i) $12 million ($8 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $8 million ($5 million, net of tax) of interest expense and $7 million ($4 million, net of tax) of general and administrative expenses related to the potential acquisition of Dollar Thrifty and (iii) $2 million ($1 million, net of tax) in restructuring charges. For the year ended December 31, 2010, these items consisted of (i) $52 million ($32 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $14 million ($8 million, net of tax) of general and administrative expenses and $8 million ($5 million, net of tax) of interest expense related to the potential acquisition of Dollar Thrifty, (iii) $11 million ($7 million, net of tax) in restructuring charges, and (iv) $1 million ($1 million, net of tax) of expense for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002.

During the three months and year ended December 31, 2009, we recorded certain items of $37 million and $71 million, respectively. For the three months ended December 31, 2009, these items consist of $5 million ($3 million, net of tax) in restructuring charges related to our cost-reduction and efficiency improvement plan and $32 million ($19 million, net of tax) for the impairment of our investment in Carey Holdings, Inc. For the year ended December 31, 2009, these items consist of (i) $20 million ($12 million, net of tax) in restructuring charges related to our cost-reduction and efficiency improvement plan, (ii) $18 million ($11 million, net of tax) for an adverse litigation judgment and (iii) $33 million ($20 million, net of tax) for investment impairments.

(B)	See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $11 million and $12 million in fourth quarter 2010 and 2009, respectively, and $40 million and $44 million in the year ended December 31, 2010 and 2009, respectively.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues
Vehicle rental	$910	$869	$3,882	$3,906
Other	316	291	1,303	1,225

Net revenues	1,226	1,160	5,185	5,131

Expenses
Operating (A)	660	617	2,616	2,636
Vehicle depreciation and lease charges, net	299	320	1,287	1,425
Selling, general and administrative	146	130	583	551
Vehicle interest, net	74	79	304	294
Non-vehicle related depreciation and amortization	20	24	90	96
Interest expense related to corporate debt, net
Interest expense	48	41	170	153
Early extinguishment of debt	12	—	52	—
Restructuring charges	2	5	11	20
Impairment	—	32	—	33

Total expenses	1,261	1,248	5,113	5,208

Income (loss) before income taxes	(35)	(88)	72	(77)
Provision for (benefit from) income taxes	(11)	(39)	18	(30)

Net income (loss)	$(24)	$(49)	$54	$(47)

Earnings (loss) per share
Basic	$(0.23)	$(0.47)	$0.53	$(0.46)
Diluted (B)	$(0.23)	$(0.47)	$0.49	$(0.46)

Weighted average shares outstanding
Basic	103.3	102.3	103.1	102.2
Diluted (B)	103.3	102.3	126.7	102.2

(A)	Operating expenses for year ended December 31, 2009 include $18 million for an adverse litigation judgement.
(B)	For the year ended December 31, 2010, diluted earnings per share and diluted weighted average shares outstanding include the dilutive effect of shares issuable upon conversion of the Company’s senior convertible debentures, stock options and restricted stock units.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	16,600	15,581	7%	71,158	72,811	(2%)
Time and Mileage Revenue per Day	$41.20	$42.69	(3%)	$41.70	$42.22	(1%)
Average Rental Fleet	251,919	235,771	7%	267,522	270,223	(1%)

International Car Rental Segment

Rental Days (000’s)	3,149	2,955	7%	13,008	13,021	(0%)
Time and Mileage Revenue per Day (A)	$49.70	$47.60	4%	$47.75	$42.36	13%
Average Rental Fleet	50,068	47,905	5%	51,008	51,109	(0%)

Total Car Rental

Rental Days (000’s)	19,749	18,536	7%	84,166	85,832	(2%)
Time and Mileage Revenue per Day	$42.55	$43.47	(2%)	$42.63	$42.24	1%
Average Rental Fleet	301,987	283,676	6%	318,530	321,332	(1%)

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,080	958	13%	4,022	3,840	5%
Time and Mileage Revenue per Day	$64.26	$67.27	(4%)	$73.06	$73.08	(0%)
Average Rental Fleet	26,517	28,366	(7%)	26,623	28,988	(8%)

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage revenue per day, 6 percentage points and 12 percentage points are due to changes in foreign exchange rates in the three months and for the year ended December 31, 2010, respectively, with time and mileage revenue per day decreasing 2 percentage points in the three months ended December 31, 2010 and increasing 1 percentage point for the year ended December 31, 2010, excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Year Ended December 31, 2010
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$363
Net cash provided by operating activities of vehicle programs	1,277

Net cash provided by operating activities	1,640

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(55)
Net cash used in investing activities of vehicle programs	(1,548)

Net cash used in investing activities	(1,603)

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	322
Net cash provided by financing activities of vehicle programs	58

Net cash provided by financing activities	380

Effect of changes in exchange rates on cash and cash equivalents	12

Net increase in cash and cash equivalents	429
Cash and cash equivalents, beginning of period	482

Cash and cash equivalents, end of period	$911

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Year Ended December 31, 2010
Pretax income	$72
Add-back of non-vehicle related depreciation and amortization	90
Add-back of early extinguishment of debt	52
Working capital and other (B)	261
Capital expenditures	(61)
Tax payments, net of refunds (C)	(28)
Vehicle programs and (gain) loss on vehicle sales (D)	(237)

Free Cash Flow	149

Early extinguishment of debt (E)	(46)
Borrowings, net	358
Financing costs, foreign exchange effects and other	(32)

Net increase in cash and cash equivalents (per above)	$429

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes a reimbursement from Wyndham of $89 million for certain tax attributes in connection with the conclusion of our 2003-06 federal tax audit.
(C)	Tax payments, net of refunds excludes $114 million in net payments reimbursed by Realogy and Wyndham.
(D)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(E)	Primarily represents cash paid for the termination of interest rate swaps in connection with the early extinguishment of a portion of our floating rate term loan.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Year Ended December 31, 2010
Free Cash Flow (per above)	$149
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	1,548
Financing activities of vehicle programs	(58)
Capital expenditures	61
Proceeds received on asset sales	(14)
Early extinguishment of debt	(46)

Net Cash Provided by Operating Activities (per above)	$1,640

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release and Table 1 present Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, net income (loss) and diluted earnings per share for the three months and year ended December 31, 2010, excluding certain items. For the three months ended December 31, 2010, certain items consisted of (i) $12 million ($8 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $8 million ($5 million, net of tax) of interest expense and $7 million ($4 million, net of tax) of general and administrative expenses related to the potential acquisition of Dollar Thrifty and (iii) $2 million ($1 million, net of tax) for restructuring expenses.

For the year ended December 31, 2010, certain items consisted of (i) $52 million ($32 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $14 million ($8 million, net of tax) of general and administrative expenses and $8 million ($5 million, net of tax) of interest expense related to the potential acquisition of Dollar Thrifty, (iii) $11 million ($7 million, net of tax) in restructuring charges and (iv) $1 million ($1 million, net of tax) of expense for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002. Reconciliations of Adjusted EBITDA and net income (loss), excluding certain items to net income (loss) are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2010.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income (loss):

	Three Months Ended December 31, 2010	Year Ended December 31, 2010
Adjusted EBITDA, excluding certain items	$54	$410

Less: Non-vehicle related depreciation and amortization	20	90
Interest expense related to corporate debt, net (excluding debt extinguishment costs and interest related to possible acquisition of DTG)	40	162

Income (loss) before income taxes, excluding certain items	(6)	158

Less certain items:
Early extinguishment of debt	12	52
Acquisition-related expenses	7	14
Acquisition-related interest	8	8
Restructuring charges	2	11
Litigation costs	—	1

Income (loss) before income taxes	(35)	72
Provision for (benefit from) income taxes	(11)	18

Net income (loss)	$(24)	$54

Reconciliation of net income (loss), excluding certain items to net income (loss):

Net income (loss), excluding certain items	$(6)	$107
Less certain items, net of tax:
Early extinguishment of debt	8	32
Acquisition-related expenses	4	8
Acquisition-related interest	5	5
Restructuring charges	1	7
Litigation costs	—	1

Net income (loss)	$(24)	$54

Earnings (loss) per share, excluding certain items (diluted)	$(0.06)	$0.90

Earnings (loss) per share (diluted)	$(0.23)	$0.49

Shares used to calculate Earnings (loss) per share, excluding certain items (diluted)	103.3	126.7

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, net income (loss) and diluted earnings per share for the three months and year ended December 31, 2009, excluding certain items. For the three months ended December 31, 2009, these items consisted of (i) $5 million for restructuring-related expenses and (ii) $32 million for an impairment of our investment in Carey Holdings, Inc. For the year ended December 31, 2009, these items consisted of (i) $20 million for restructuring-related expenses, (ii) $18 million for an adverse litigation judgement related to our acquisition of our Budget vehicle rental business in 2002 and (iii) $33 million for impairments of investments. Reconciliations of Adjusted EBITDA and net loss, excluding certain items to net loss are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses and the impairment of any investment as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2009.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net loss:

	Three Months Ended December 31, 2009	Year Ended December 31, 2009
Adjusted EBITDA, excluding certain items	$14	$243

Less: Non-vehicle related depreciation and amortization	24	96
Interest expense related to corporate debt, net	41	153

Loss before income taxes, excluding certain items	(51)	(6)

Less certain items:
Litigation costs	—	18
Restructuring charges	5	20
Impairment	32	33

Loss before income taxes	(88)	(77)
Benefit from income taxes	(39)	(30)

Net loss	$(49)	$(47)

Reconciliation of net loss, excluding certain items to net loss:

Net loss, excluding certain items	$(27)	$(4)
Less certain items, net of tax:
Litigation costs	—	11
Restructuring charges	3	12
Impairment	19	20

Net loss	$(49)	$(47)

Earnings (loss) per share, excluding certain items (diluted)	$(0.25)	$(0.04)

Earnings (loss) per share (diluted)	$(0.47)	$(0.46)

Shares used to calculate Earnings (loss) per share, excluding certain items (diluted)	102.3	102.2

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.